Photon Dynamics Acquires Salvador Imaging

Companies Join Forces to Serve High-Performance Imaging Markets
 In Military, Medical, Industrial and Security Sectors

SAN JOSE, Calif., July 30, 2007— Photon Dynamics, Inc. (NASDAQ: PHTN), a leading global supplier of integrated yield management solutions for the flat panel display market, and privately held Salvador Imaging, an international supplier of high-performance digital cameras, announced today that Photon Dynamics has acquired all of the outstanding shares of Salvador Imaging in exchange for approximately $20,000,000, of which $8 million is in cash and the balance in Photon Dynamics common stock.  Salvador Imaging will be operated as a wholly owned subsidiary of Photon Dynamics and employees of Salvador Imaging will become employees of Photon Dynamics.  David Gardner, founder and CEO of Salvador Imaging, will be president of the subsidiary.

On April 23, 2007, Photon Dynamics entered into a joint venture agreement with Salvador Imaging.  The joint venture resulted in the formation of Salvador Systems LLC, a Photon Dynamics Company, which was formed to address low light visible digital imaging applications in the defense and security markets, and unique inspection capabilities in industrial applications.  Salvador Systems combined the digital imaging core competencies of both Photon Dynamics and Salvador Imaging in order to provide highly sensitive color and monochrome cameras that can be used to provide persistent 24-hour surveillance capabilities from full daylight to starlight (night vision) conditions for the military and security markets.  Under terms of the definitive merger agreement announced today, the current joint venture and licensing agreements will dissolve and Salvador Systems LLC will be absorbed into the acquisition of Salvador Imaging.

Jeffrey Hawthorne, president and chief executive officer of Photon Dynamics, said, “The benefits of the acquisition of Salvador Imaging are clear and immediate.  Photon will own all of Salvador’s Imaging capabilities which we believe will provide more immediate revenue for the Company and expand the addressable markets for additional growth potential.”

Photon Dynamics noted that Salvador Imaging brings a background of over 20 years in combining speed and dynamic range, deep experience with nearly all CCD sensor manufacturers and a reputation for knowledge in both camera and sensor design.  The acquisition of Salvador Imaging expands Photon Dynamics’ addressable markets by providing access to advanced digital camera technology to address all visible and near infrared imaging applications in

•	Defense
•	Homeland security
•	Surveillance
•	Industrial machine vision, and
•	Medical / Dental

Hawthorne added, “Advanced digital imaging is a core technology for Photon Dynamics’ flat panel yield-management equipment.  By combining our imaging and manufacturing knowledge with Salvador's expertise in developing high-performance cameras, we can utilize our technology to address markets outside of the flat panel display market.  We could not ask for a better team than Salvador Imaging, and we look forward to the contributions the company will bring to Photon Dynamics.”

About Photon Dynamics, Inc.
Photon Dynamics, Inc. (PDI) is a leading global supplier of integrated yield management solutions for the flat panel display market. Utilizing the Company's advanced digital imaging technology, PDI develops systems that enable flat panel display manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. The Company's customers use its systems to increase manufacturing yields of high performance flat panel displays used in a number of products, including notebook and desktop computers, televisions and advanced mobile electronic devices such as cellular phones, personal digital assistants and portable video games. Its test and repair systems are used by manufacturers to collect data, analyze product quality and identify and repair product defects at critical steps in the active matrix liquid crystal display manufacturing process.

Founded in 1986, Photon Dynamics is headquartered in San Jose, California with sales and customer support offices in Beijing, China; Seoul, Daejeon, Gumi, and Cheonan, Korea; Hsinchu, Tainan, and Taichung, Taiwan; and Tokyo and Tsu, Japan. The Company's common stock is publicly traded on the NASDAQ Global Market (NasdaqGM:PHTN - News). For more information about Photon Dynamics, visit its website at www.photondynamics.com.

About Salvador Imaging
Salvador Imaging, headquartered in Colorado Springs, CO, designs and manufactures high-performance digital imaging products for medical, industrial and military applications. Products and services include a line of standard products as well as custom image sensor and digital camera design. For more information about Salvador Imaging, visit its website at www.salvadorimaging.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
Certain statements in this press release are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to, the risk that the acquisition of Salvador Imaging may not achieve the anticipated objectives, that new products may not be successfully developed, that the integration of the two companies may not proceed as planned, and that key employees may not continue with the combined company.  As a result, Photon Dynamics' actual results may differ substantially from expectations.  For further information on risks affecting Photon Dynamics, refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption "Factors Affecting Operating Results" in Photon Dynamics' Annual Report on Form 10-K for the year ended September 30, 2006 as filed with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

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